UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                  FORM 8-K

                               CURRENT REPORT
    Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): March 14, 2006

                            Denny's Corporation
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            (Exact name of registrant as specified in its charter)

 Delaware                        0-18051                       13-3487402
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(State or other              (Commission File                 (IRS Employer
 jurisdiction of                   Number)                 Identification No.)
 incorporation)


 203 East Main Street, Spartanburg, SC                         29319-0001
 -------------------------------------                         ----------
 (Address of Principal Executive Offices)                      (Zip Code)


      Registrant's telephone number, including area code (864) 597-8000


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          (Former name or former address, if changed since last report)


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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act
      (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))


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Item 1.01. Entry into a Material Definitive Agreement.

On March 14, 2006, the Compensation and Incentives Committee of the Board of Directors of Denny's Corporation (the "Company") approved and adopted the Denny's 2006 Corporate Incentive Program (the "2006 Incentive Program"), an incentive compensation arrangement for substantially all of Denny's, Inc. employees, including its executive officers. Under the 2006 Incentive Program, which is offered pursuant to the Denny's Corporation 2004 Omnibus Incentive Compensation Plan (the "Denny's 2004 Omnibus Plan"), a participant is eligible to earn a target bonus award ("Target Award") equal to a percentage of his or her base salary, depending on the group classification assigned to such participant. For the executive officers, the Target Awards range from 65% of base salary for senior vice presidents to 100% of base salary for the chief executive officer.

Target Awards are earned by participants based on the achievement of certain pre-established quarterly and annual performance goals, and the amount of actual bonus earned may range from 50% of the Target Award, if certain threshold goals are met, to 100% of the Target Award, if all targeted goals are met. Performance goals are based on the following seven (7) performance categories: (i) Company Same Store Sales ("CSSS"), under which participants earn 10% of their Target Awards, payable on a quarterly basis, if Denny's attains targeted CSSS; (ii) Franchise Same Store Sales ("FSSS"), under which participants earn 10% of their Target Awards, payable on a quarterly basis, if Denny's attains targeted FSSS;
(iii) Company Store Customer Count ("CSCC"), under which participants earn 15% of their Target Awards, payable on a quarterly basis, if Denny's attains targeted CSCC; (iv) EBITDA (i.e., earnings before interest, taxes, depreciation and amortization), under which participants receive 20% of their Target Award, payable on an annual basis, if Denny's achieves targeted EBITDA; (v) EBITDA Margin Percentage, under which participants earn 10% of their Target Award, payable on an annual basis, if Denny's achieves the targeted EBITDA Margin Percentage; (vi) Cash Flow, under which participants earn 10% of their Target Award, payable on an annual basis, if Denny's achieves targeted Cash Flow; and
(vii) Department Objectives, which are set for each department based on stated criteria for up to five objectives, and under which participants receive 25% of their Target Awards, payable on an annual basis, if the Department Objectives are achieved.

In addition, participants in the 2006 Incentive Program are eligible to share in an Over-Performance Payout ("OP Payout"), which is a bonus pool that will be created if Denny's exceeds targeted EBITDA for the year. The amount of the OP Payout will be equal to 25% of the amount by which EBITDA for the year exceeds targeted EBITDA. Each participant will receive a pro rata percentage of any OP Payout, based on the amount of the participant's Target Award earned for the year, not to exceed 100% of the participant's Target Award otherwise earned for the year.

Additionally, on March 14, 2006, the Compensation and Incentives Committee of the Board of Directors of the Company approved and adopted a long-term growth incentive program (the "LTGI Program") in which selected members of management, including the Company's executive officers, will participate. Under the LTGI Program, which is offered pursuant to the Denny's 2004 Omnibus Plan, performance shares and performance units can be earned at 0% to 200% of target depending on achievement of goals for 2006 systemwide revenues and cash flow available to pay debt. The performance shares and units vest 100% if the participant is still employed on the date of payout, which will occur in early 2009. Target awards will be one-half in performance shares and one-half in performance units. Earned performance shares are to be paid in shares of common stock of the Company with the performance units being paid in cash. Pro rata amounts can be earned for certain qualifying employment terminations occurring prior to payout date. One-half of the shares earned must be held by participants until termination of their employment from the Company. For executive officers, LTGI Program awards will range from 55% of base salary for senior officers to 85% for the chief executive officer.


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                              SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 Denny's Corporation


Date:  March 20, 2006                            /s/ F. Mark Wolfinger
                                                 ---------------------------
                                                 F. Mark Wolfinger
                                                 Senior Vice President
                                                 and Chief Financial Officer